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                                                                   EXHIBIT 99.3

Merrill Lynch & Co.                           Banc of America Securities LLC
Four World Financial Center                   9 West 57th Street
New York, New York 10080                      New York, NY 10019
(212) 236-3790 (Call Collect)                 (866) 216-0930 (Call Toll Free)

                                    Form of

                          Georgia-Pacific Corporation

                               Offer to Exchange

                       $29.60 Net to the Seller in Cash

                                      and

                        .2644 Shares of Common Stock of

              Georgia-Pacific Corporation--Georgia-Pacific Group
            (Subject to the Limitation Described in the Prospectus)

                                      for

                    Each Outstanding Share of Common Stock
         (Including the Associated Rights to Purchase Preferred Stock)

                                      of

                            Fort James Corporation

 The offer and withdrawal rights will expire at 12:00 midnight, New York City time, on November 8, 2000, unless the Offer is extended.

                                                          October 12, 2000

To Brokers, Dealers, Commercial Banks
Trust Companies And Other Nominees:

  We have been appointed by Fenres Acquisition Corp. ("Purchaser"), a Virginia corporation and a wholly owned subsidiary of Georgia-Pacific Corporation ("Georgia-Pacific"), to act as Dealer Managers in connection with Purchaser's offer, to exchange for each outstanding share of common stock, par value $.10 per share (together with the associated rights to purchase preferred stock, the "Fort James Shares"), of Fort James Corporation, a Virginia corporation ("Fort James"), $29.60 net to the seller in cash, without interest thereon, and .2644 shares of Georgia-Pacific Group common stock, par value $.80 per share (the "Georgia-Pacific Group Common Shares"), upon the terms and subject to the limitation and conditions set forth in the Prospectus dated October 12, 2000 (the "Prospectus") and in the related Letter of Transmittal (which, together with the Prospectus, including any amendments or supplements hereto or thereto, constitute the "Offer") enclosed herewith. The Offer is being made in connection with the Agreement and Plan of Merger, dated July 16, 2000 (the "Merger Agreement"), among Georgia-Pacific, Purchaser and Fort James. The Merger Agreement provides, among other things, that following the completion of the Offer and the satisfaction or waiver, if permissible, of all conditions set forth in the Merger Agreement and in accordance with applicable law, Purchaser will be merged with and into Fort James (the "Merger"), with Fort James surviving the Merger as a wholly owned subsidiary of Georgia-Pacific. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Fort James Shares registered in your name or in the name of your nominee.

  The Offer is subject to several conditions set forth in the Prospectus, which you should review in detail. See "The Offer--Conditions to the Offer" in the Prospectus.
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  For your information and for forwarding to your clients for whom you hold
Fort James Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

    1. The Prospectus dated October 12, 2000;

    2. Fort James' Solicitation/Recommendation Statement on Schedule 14D-9 dated October 12, 2000;

    3. The Letter of Transmittal, including a Certification of Taxpayer Identification Number on Substitute Form W-9, for your use in accepting the Offer and tendering Fort James Shares. Facsimile copies of the Letter of Transmittal with manual signature(s) may be used to tender Fort James Shares;

    4. The Notice of Guaranteed Delivery to be used to accept the Offer if certificates evidencing Fort James Shares are not immediately available or if such certificates and all other required documents cannot be delivered to EquiServe Trust Company, N.A. (the "Exchange Agent") on or prior to the expiration date (as defined in the Prospectus) or if the procedures for book-entry transfer cannot be completed, by the expiration date;

    5. A printed form of letter which may be sent to your clients for whose accounts you hold Fort James Shares registered in your name or in the name of your nominee, with space for obtaining such clients' instructions with regard to the Offer;

    6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9. Shareholders who fail to complete and sign the Substitute Form W-9 may be subject to a required federal backup withholding tax of 31% of the gross proceeds payable to such shareholder or other payee pursuant to the Offer;

    7. A return envelope addressed to the Exchange Agent for your use only.

  Your attention is invited to the following:

    1. The consideration per Fort James Share is $29.60 net to you in cash without interest and .2644 Georgia-Pacific Group Common Shares (subject to the limitation described in the Prospectus).

    2. The Offer is being made for all outstanding Fort James Shares.

    3. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on November 8, 2000, unless the Offer is extended.

    4. The Offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn prior the expiration of the Offer that number of Fort James Shares which represent not less than two-thirds of the total outstanding Fort James Shares on a fully diluted basis and (2) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any material European antitrust filing. The Offer is subject to various other conditions set forth in the Prospectus, which you should review in detail. The Offer is not conditioned upon Georgia-Pacific or Purchaser obtaining financing.

    5. The Fort James board of directors unanimously (1) determined that the Offer, the Merger and the Merger Agreement are in the best interests of, the Fort James's shareholders, (2) approved the Merger, the Offer and the Merger Agreement and (3) recommends that Fort James' shareholders accept the Offer and approve the Merger Agreement.

    6. Shareholders who fail to complete and sign the Substitute Form W-9 may be subject to a required federal backup withholding tax of 31% of the gross proceeds payable to such shareholder or other payee pursuant to the Offer.

    7. Any stock transfer taxes applicable to the sale of Fort James Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

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  Upon the terms and subject to the conditions of the Offer (including, if the
Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for exchange Fort James Shares which are validly tendered prior to the expiration date and not theretofore properly withdrawn when, as and if Purchaser gives oral followed by written notice to the Exchange Agent of Purchaser's acceptance of such Fort James Shares for exchange pursuant to the Offer. Issuance of Georgia-Pacific Group Common Shares and payment of cash for Fort James Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Exchange Agent of (1) certificates for such Fort James Shares, or timely confirmation of a book-entry transfer of such Fort James Shares into the Exchange Agent's account at The Depository Trust Company, pursuant to the procedures described in "The Offer-- Procedure for Tendering" of the Prospectus, (2) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an agent's message (as defined in the Prospectus) in connection with a book-entry transfer and (3) all other documents required by the Letter of Transmittal.

  Neither Georgia-Pacific nor any officer, director, shareholder, agent or other representative of Georgia-Pacific will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Managers, the Information Agent and the Exchange Agent as described in the Prospectus) in connection with soliciting tenders of Fort James Shares pursuant to the Offer.

  Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

  Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Fort James Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

  We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights expire at 12:00 midnight, New York City time, on November 8, 2000, unless the Offer is extended.

  In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an agent's message in connection with a book-entry transfer of Fort James Shares, and any other required documents, should be sent to the Exchange Agent, and certificates representing the tendered Fort James Shares should be delivered or such Fort James Shares should be tendered by book-entry transfer, all in accordance with the Instructions set forth in the Letter of Transmittal and in the Prospectus.

  If holders of Fort James Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration date, a tender may be effected by following the guaranteed delivery procedures specified in "The Offer--Procedure for Tendering" of the Prospectus.

  Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Dealer Managers or the Information Agent at their respective addresses and telephone numbers set forth on the back cover of the Prospectus.

                                    Very truly yours,

                                    Merrill Lynch, Pierce, Fenner & Smith
                                     Incorporated
                                    Banc of America Securities LLC

  Nothing contained herein or in the enclosed documents shall constitute you or any person as the agent of Georgia-Pacific, Purchaser, the Dealer Managers, the Information Agent, the Exchange Agent or any affiliate of any of the foregoing, or authorize you or any other person to make any statement or use any document or make any statement on behalf of any of them in connection with the Offer other than the documents enclosed herewith and the statements contained therein.


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